ARTICLES OF INCORPORATION
                                       OF
                       OMNI-TECH  INTERNATIONAL  CORPORATION

     The undersigned natural person of the age of eighty acting as Incorporator under the Oregon Business Corporation Act, adopt the following Articles of
Incorporation:

                                   ARTICLE  I

     The name of this corporation is Omni-Tech International Corporation, and its duration shall be perpetual.


                                   ARTICLE  II

The  purpose  or  purposes  for  which  the  Corporation  is  organized  are:

     To engage in any lawful activity for which Corporations may be organized under Chapter 57 of Oregon Revised Statutes; including but not limited to services and activities In the fields of high technology.

                                  ARTICLE  III

     The amount of total authorized capital stock of this Corporation is $50,000.00,.consisting of 5,000,000 shares of common stock having a par value of $0.01 ( one cent ) per share. This stock is comprised of one series, having no pre-emptive rights, and each share is entitled to one vote on each matter submitted to a vote at any meeting of Its shareholders.

                                   ARTICLE  IV

     The address of the initial registered office of the Corporation is 811 S.W. 6th Avenue, Suite 712 Portland, Oregon 97204 and the name of its initial registered agent at such address is Gary L. Jordan.

                                   ARTICLE  V

     The business and affairs of the Corporation shall be managed by a governing board called the Board of Directors, and the number thereof shall be fixed by the bylaws of this Corporation, but shall not be less than three.

                                   ARTICLE  VI

     The number of directors constituting the initial board of directors of the Corporation is three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

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     Brian  J.  Baldwin
     6001  140th,  N.E.  Apt.  357
     Redmond,  Washington  98052

     N.  Dean  Morgan
     1331  Bellefield  Park  Lane
     Belleview,  Washington

     Gary  L.  Jordan
     811  S.  W.  6th  Avenue,  Suite  712
     Portland,  Oregon  97204

                                   ARTICLE VII

     The Corporation shall indemnify, exonerate, reimburse or defend any present or former director, officer, employee, affiliate, agent or contractor of this corporation for expenses, claims, liabilities, indebtedness, penalties, damage or injury incurred by or caused by them in such capacity except for their own negligence, knowing unauthorized acts or defalcations not ratified or adopted or the benefit thereof received by this corporation.

                                  ARTICLE VIII

     The  name  and  address  of  the  incorporator  is:

     Gary  L.  Jordan
     811  S.  W.  6th  Avenue,  Suite  712
     Portland,  Oregon  97204

     I, the undersigned incorporator, declare under penalties of perjury that I have examined the foregoing and to the best of my knowledge and belief, it is true, correct and complete.



/s/  Gary  L.  Jordan
Gary  L.  Jordan

Dated:  June  12,  1978

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